Exhibit 99.1

Cover-All Technologies Inc. Announces Record YTD Revenue,

14th Consecutive Profitable Quarter

Record 2010 Year-to-Date Revenue Increases 45.8% to $8.4 Million vs. $5.8 Million in 2009

YTD Net Income More than Doubles to $1.3 Million vs. $629,000

FAIRFIELD, NEW JERSEY (August 10, 2010) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the second quarter and six months ended June 30, 2010. The results reflect the contribution of Moore Stephens Business Solutions (MSBS), which was acquired on April 12, 2010, and includes approximately $285,000 in acquisition expenses, which were reported in the first quarter of 2010.

Operational Highlights:

•	For the six months ended June 30, 2010 revenue was $8.4 million compared to $5.8 million for the first half of 2009, an increase of 45.8%.
•	Continuing revenue (maintenance and ASP revenue from contracts) for the first six months of 2010 was $4.0 million, up 14% compared to $3.5 million for the same period in 2009.
•

Total expenses (cost of revenue and operating expenses) for the first six months of 2010 grew slower than revenue, to $7.0 million (inclusive of $285,000 in one-time acquisition expense), which is up 34% compared to $5.2 million in the first half of 2009.

•

Operating income for the six months ended June 30, 2010 was $1.5 million (inclusive of the $285,000 in one-time acquisition expense), up 145% compared to $598,000 in the first half of 2009, as operating income grew at a rate more than three times as fast as total revenue, demonstrating the leverage in the Company’s business model.

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The Company’s balance sheet remains strong with stockholders’ equity at a record $13.2 million as of June 30, 2010. The Company completed the first half of 2010 with $4.7 million in cash, $5.6 million in working capital and $200,000 of long term debt.

•

During the quarter ended June 30, 2010, Cover-All acquired Moore Stephens Business Solutions LLC (MSBS) for $2.45 million in cash, 18-month notes and equity, with no assumed debt or liabilities. On a trailing 12 months basis, MSBS had generated approximately $6 million in revenue and the acquisition has been accretive to earnings in the second quarter of 2010.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Our financial results for the first half of 2010 reflect our focus on revenue growth and sustained profitability. Our fourteen consecutive quarters of profitability demonstrate our ability to deliver consistent results even in uncertain financial times. Our demonstrated ability is built upon a solid services model and a strong customer base. All facets of our growth strategy, which includes delivery of exciting new products and services, strategic (and accretive) acquisitions and expanded marketing efforts, contributed to our results. The strategic acquisition of Moore Stephens Business Solutions (MSBS), completed on April 12, 2010, expanded our services offerings into the exciting Business Intelligence marketplace and contributed to both revenue and profits in Q2.

“This acquisition combined with continuing strong demand for our products and services led to record revenues for the first six months of 2010. All four of our revenue classes exceeded previous year quarter over quarter and YTD led by License (up over 375% for both the quarter and YTD) and Professional Services (up 154% for the quarter and 51.6% YTD). The Professional Services increase is a result of increased demand for new software capabilities and customizations from our current customer base and our recent acquisition of Moore Stephens Business Solutions (MSBS). In addition, we are clearly leveraging our infrastructure as we again grew our operating income significantly faster than we grew our revenue, resulting in 2010 six month profitability more than doubling our profitability compared to the same period in 2009.”

Financial Results for the Six Months Ended June 30, 2010

Total revenues for the six months ended June 30, 2010 were a record $8.4 million, compared to $5.8 million for the same period in 2009, an increase of 45.8%. License revenue was $1.4 million, compared to $306,000 for the same period in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $4.0 million for the six months ended June 30, 2010, up 14% from $3.5 million in the same period in 2009. Professional services revenue for the six months ended June 30, 2010 was $3.0 million, up 51.6% compared to $2.0 million for the same period in 2009.

Total expenses (cost of revenue and operating expenses) for the six months ended June 30, 2010 were $7.0 million (inclusive of $285,000 in one-time acquisition expense), up 34.4% compared to $5.2 million in the first half of 2009. Net income for the six months ended June 30, 2010 was $1.3 million, or $0.05 per share, compared to $629,000, or $0.03 per share, in the same period of 2009.

“The integration of the MSBS acquisition is progressing as planned, and we are aggressively working to ‘productize’ our business intelligence technology as a standalone component as well as integrating it into our My Insurance Center platform,” continued Mr. Roblin. “Simultaneously, we are completing the next generation of our Commercial Automobile and Package software with expectations of a release late this year. The capabilities and business value of these products are already creating significant interest in our customer base, as well as the marketplace as a whole. We are also packaging these NextGen components with My Insurance Center to target specific market segments. By taking advantage of our rapid implementation capabilities and pricing alternatives, we are also designing innovative solutions to help customers create, implement and distribute new insurance products quickly.”

Financial Results for the Second Quarter 2010

Total revenues for the three months ended June 30, 2010 were $4.7 million, compared to $2.7 million for the same period in 2009, an increase of 71.4%. License revenue for the quarter was up 375% to $396,000, compared to $83,000 for the same period in 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $2.0 million for the second quarter of 2010, up 15.3% from $1.8 million in the same period in 2009. Professional services revenue for the second quarter of 2010 was $2.3 million, up 154% compared to $891,000 for the same quarter in 2009.

Total expenses (cost of revenue and operating expenses) for the three months ended June 30, 2010 increased 56.9% to $4.0 million from $2.6 million in the same quarter last year. Net income for the three months ended June 30, 2010 was up 191.7% to $566,000, or $0.02 per share, compared to $194,000, or $0.01 per share, in the same quarter of 2009.

Balance Sheet

Stockholders’ equity was $13.2 million as of June 30, 2010 compared to $11.5 million as of December 31, 2009. Total assets increased to $17.4 million as of June 30, 2010 compared to $15.0 million as of December 31, 2009. As of June 30, 2010, the Company had $4.7 million in cash, $5.6 million in working capital and $200,000 in long term debt.

Mr. Roblin concluded, “Our strong balance sheet positions us to pursue other accretive acquisitions. We continue to expand our marketing presence, leveraging greater industry recognition and an ever-increasing sales pipeline. We have completed the integration of the administration and back-office functions of MSBS and are making progress in product upgrades and the technological integration of the business intelligence functions. In sum, we believe we delivered a solid quarter and have shown great year-to-date progress while pursuing these important initiatives.”

Conference Call Information

Management will conduct a live teleconference to discuss its 2010 second quarter financial results at 4:30 p.m. ET on Tuesday, August 10, 2010. Anyone interested in participating should call 1-877-941-2068 if calling from the United States, or 1-480-629-9712 if dialing internationally. A replay will be available until August 17, 2010, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4344001 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00007926.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010, and Post-Effective Amendment No. 1 to Form S-1 (File No. 333-156397) filed with the SEC on May 7, 2010, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

973/461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$4,690,520	$4,324,446
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2010 and 2009)	3,282,682	5,086,482
Prepaid Expenses	757,962	415,491
Deferred Tax Asset	794,750	806,750
Total Current Assets	9,525,914	10,633,169
Property and Equipment — At Cost:
Furniture, Fixtures and Equipment	947,960	624,266
Less: Accumulated Depreciation	437,929	371,329
Property and Equipment — Net	510,031	252,937
Goodwill	1,039,115	—
Capitalized Software (Less Accumulated Amortization of $12,322,798 and $11,966,365, respectively)	4,116,390	2,341,960
Customer Lists/Relationship (Less Accumulated Amortization of $16,093 and $0, respectively)	203,907	—
Non-Compete Agreements (Less Accumulated Amortization of $14,044 and $0, respectively)	145,956	—
Deferred Tax Asset	1,660,750	1,660,750
Other Assets	218,983	110,151
Total Assets	$17,421,046	$14,998,967
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$529,064	$208,814
Current Portion of Long Term Debt	400,000	—
Accrued Expenses Payable	625,564	1,275,058
Taxes Payable	104,307	139,035
Deferred Charges	42,531	27,510
Unearned Revenue	2,262,312	1,750,303
Total Current Liabilities	3,963,778	3,400,720
Long-Term Liabilities:		—
Long Term Debt	200,000
Deferred Charges	70,061	96,333
Total Liabilities	4,233,839	3,497,053
Commitments and Contingencies	—	—
Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,011,670 and 24,885,656 Shares Issued and 24,809,800 and 24,683,786 Shares Outstanding, Respectively	250,117	248,856
Paid-In Capital	30,101,256	29,703,254
Accumulated Deficit	(16,999,272)	(18,285,302)
Treasury Stock — At Cost — 201,870 Shares	(164,894)	(164,894)
Total Stockholders’ Equity	13,187,207	11,501,914
Total Liabilities and Stockholders’ Equity	$17,421,046	$14,998,967

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Licenses	$396,197	$83,415	$1,447,321	$306,393
Maintenance	1,400,043	1,252,475	2,718,201	2,497,480
Professional Services	2,262,471	890,619	3,011,042	1,986,567
Applications Service Provider (“ASP”) Services	636,286	512,964	1,271,904	1,003,687
Total Revenues	4,694,997	2,739,473	8,448,468	5,794,127
Cost of Revenues:
Licenses	332,519	232,990	659,040	492,320
Maintenance	674,907	624,155	1,308,147	1,196,555
Professional Services	1,505,471	412,171	1,851,839	938,522
ASP Services	425,394	379,782	840,519	772,633
Total Cost of Revenues	2,938,291	1,649,098	4,659,545	3,400,030
Direct Margin	1,756,706	1,090,375	3,788,923	2,394,097
Operating Expenses:
Sales and Marketing	398,605	222,421	758,391	436,523
General and Administrative	505,353	466,625	948,209	921,526
Acquisition Expenses	—	—	285,240	—
Research and Development	180,190	226,010	332,755	438,414
Total Operating Expenses	1,084,148	915,056	2,324,595	1,796,463
Operating Income	672,558	175,319	1,464,328	597,634
Other (Expense) Income:
Interest Expense	(6,575)	—	(6,575)	—
Interest Income	84	1,895	164	5,868
Other Income	1,790	17,181	21,603	33,300
Total Other (Expense) Income	(4,701)	19,076	15,192	39,168
Income Before Income Taxes	667,857	194,395	1,479,520	636,802
Income Taxes	102,241	520	193,490	8,025
Net Income	$565,616	$193,875	$1,286,030	$628,777
Basic Earnings Per Common Share	$0.02	$0.01	$0.05	$0.03
Diluted Earnings Per Common Share	$0.02	$0.01	$0.05	$0.03
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	24,801,000	24,585,000	24,767,000	24,565,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,790,000	25,010,000	25,568,000	24,915,000